Exhibit 99.4

Key Gold Acquires Interests in Uranium Properties in Argentina And Raises Private Equity

Boulder - (PRIMEZONE) - December 6, 2006 - Key Gold Corporation (OTCBB: KYGC) is pleased to announce that it has acquired from Somuncurah SRL, an Argentine entity, a four-year option to purchase certain uranium properties located in the province of La Rioja, Argentina, for an aggregate purchase price of approximately $3.6 million. The properties consist of seven groups of uranium exploration properties covering an aggregate area of 29,950 hectares. The properties are located in proximity with other exploration properties currently being explored by other companies or in proximity with properties previously claimed by the Argentine National Commission of Atomic Energy (C.N.E.A.).

Key Gold is also pleased to announce that it has raised approximately $1,000,000 (subject to a 20% green shoe to cover over-allotments) in a private placement of equity securities. The company plans to use the funds generated by the sale of the 25 million units (or up to 30 million, upon the exercise of the green shoe) primarily in connection with its new uranium project in Argentina and for general corporate purposes.

“We are excited to commence a new phase in our corporate life,” announced Key Gold’s CEO, John Anderson. He continued, “The prior operators on these properties performed considerable exploration work and they are located where a sizeable radiometric anomalies have been detected or in proximity with various other related claims or mining activity.” Anderson concluded, “Our private placement will provide us with the seed capital to begin the necessary activities for our new project.”

Key Gold also announces that, prior to the end of this year, it intends to change its name to “Strategic Resources, Ltd.” It also intends to obtain a new CUSIP number, a new trading symbol, and to reverse split its common stock on a 1-for-2 basis.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants, or common stock to be issued upon exercise of the warrants. Any opportunity to participate in the private placement was available to a very limited group of non-U.S. Persons. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Key Gold:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The Company’s shares are quoted on the OTC Bulletin Board under the symbol “KYGC.”

Statements herein express management’s beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital to effectuate its business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold’s Securities and Exchange Commission filings, including its Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management’s expectations.

For further information please visit our web site at www.keygoldcorp.com

Or Contact:
John Anderson 604-628-5000